EXHIBIT 99.1

For Immediate Release	Contact: Linda M. Findlay
April 8, 2004	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES SETTLEMENT

WITH SECURITIES AND EXCHANGE COMMISSION

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) announced today that it has resolved the previously disclosed Securities and Exchange Commission (SEC) investigation of Gerber Scientific.

Gerber Scientific said that it consented to the entry of an administrative SEC cease and desist order that resolves all SEC concerns with the Company regarding the investigation into inventory and reserve accounting practices and related disclosures for fiscal year 1998 through the third quarter of fiscal year 2002. Gerber Scientific will pay no fine or penalty under the settlement, under which the Company neither admitted nor denied any of the findings of the SEC's order. Gerber Scientific said all of the accounting issues identified in the order were addressed in the previous restatement of the Company's financial statements and that no further restatements are necessary.

"The new management team is pleased to have this matter resolved and is now able to focus its full talent and the Company's financial resources on the execution of our business strategy," said Marc T. Giles, Gerber's President and CEO. "We are proud of the progress we have made to date against our turnaround plan and are excited about the future prospects of the Company," Giles added.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.